Exhibit 99.1

Monster Worldwide Acquires

Korean Online Recruitment Leader JobKorea.co.kr

—  Strategic Transaction Expands

Company’s Global Footprint and Asia Pacific Presence —

New York, October 18, 2005 - Monster Worldwide (NASDAQ: MNST), parent company of Monster, the leading global online careers and recruitment resource, today announced the acquisition of JobKorea (www.jobkorea.co.kr), the premier online recruitment web site in South Korea serving more than three million registered users.  The aggregate cash purchase price was approximately $94 million, net of cash acquired.

The strategic acquisition of JobKorea, the largest recruitment web site in South Korea, gives Monster the leading presence in one of Asia’s largest online markets and combines two Internet leaders committed to expanding online recruitment throughout Asia.  The transaction strengthens Monster’s leadership position in the online recruitment market across Asia and expands upon the Company’s strategy of leveraging Monster’s industry leadership, experience and resources globally.

“The acquisition of JobKorea marks a significant step in Monster’s global expansion strategy and immediately establishes us in one of Asia’s fastest growing markets,” said Andrew J. McKelvey, Chairman and CEO of Monster Worldwide.  “JobKorea’s strong category leadership, efficient eCommerce model, and proven track record of execution are powerful assets that will greatly contribute to Monster’s continued growth in the Asia Pacific region.”

This transaction follows Monster’s strategy of expanding its reach, global footprint and capabilities in key Asian countries that represent a growing force in the world’s employment markets.  South Korea represents the seventh largest Internet market in the world with more than 32 million people online; approximately 70% of the nation’s population actively uses the Internet and more than 85% of Korean Internet users have broadband access.  Monster’s current Asian operations serve India, Singapore and Hong

Kong, and the Company holds a 40% equity investment in ChinaHR.com, which serves the region’s largest and fastest growing Internet economy.

“We worked hard to establish JobKorea as Korea’s number one recruitment web site,” said Hwa-Soo Kim, CEO of JobKorea.  “This marks both a milestone and an evolution for our business, employees, and users.  Most importantly, we believe that employers and job seekers in Korea will benefit from aligning with Monster, the world’s leader in online recruitment.”

Founded in 1996, JobKorea is expected to generate revenue of approximately $15 million in 2005, on a profitable basis.  Monster Worldwide currently anticipates that the acquisition will be immediately accretive to free cash flow and will contribute approximately $6 million to $7 million in EBITDA in 2006.

About JobKorea

JobKorea Co., Ltd. (www.jobkorea.co.kr) was one of the first Korean companies to offer online recruitment advertising services and has grown to become the leading service of its kind in Korea.  Currently it has more than three million registered members and an average of more than 100,000 open job postings at any time.  Its advanced eCommerce system and posting model emphasizes ease of use, self-service and powerful results.

About Monster Worldwide

Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster(R), the leading global online careers and recruitment resource. The company also owns TMP Worldwide, one of the world’s largest Recruitment Advertising agency networks. Headquartered in New York with approximately 4,600 employees in 26 countries, Monster Worldwide (NASDAQ: MNST) is a member of the S&P 500 Index. More information about Monster Worldwide is available at www.monsterworldwide.com.

Monster(R) is the leading global online careers and recruitment resource. Monster was founded in 1994 and is headquartered in Maynard, Massachusetts, USA. Monster has 26 local language and content sites in 23 countries worldwide. Monster is known for connecting quality job seekers at all levels with leading employers across all industries and offers employers innovative technology and superior services that give them more control over the recruiting process. More information is available at www.monster.com or by calling 1-800-MONSTER. To learn more about Monster’s industry-leading employer products and services, please visit http://recruiter.monster.com.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding Monster Worldwide, Inc.’s strategic direction, prospects and future results. Certain factors, including factors outside of Monster Worldwide’s control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which Monster Worldwide operates, risks associated with acquisitions, competition, seasonality and the other risks discussed in Monster Worldwide’s Form 10-K and other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

CONTACT:

Monster Worldwide
David Rosa, 212-351-7067
david.rosa@monsterworldwide.com
or
Weber Shandwick Worldwide
Christian Harper, 212-445-8135
charper@webershandwick.com

Investors:

Robert Jones, 212-351-7032

bob.jones@monsterworldwide.com